SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                              FORM 8-K12g-3 AMENDED


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934



                                 August 24, 2001
                                 Date of Report
                        (Date of Earliest Event Reported)


                              Make Your Move, Inc.

             (Exact Name of Registrant as Specified in its Charter)

       Nevada                         0-31987                    33-0925319
(State or other juris-         (Commission File No.)       (IRS Employer ID No.)
diction of incorporation)


                        321 Broadway Blvd., Reno NV 89502
                    (Address of Principal Executive Offices)


                             Telephone 775-322-5567
                         (Registrant's Telephone Number)


ITEM 1.  CHANGE OF CONTROL OF REGISTRANT

On June 30, 2001 The Rolling Group, a Nevada Limited Liability Corporation purchased 700,000 shares of Pacific Sports Enterprises, Inc. from ASI Acquisition Corp. for $50,000. This transaction gives The Rolling Group 70% of the outstanding stock of Pacific Sports Enterprises, Inc., now Make Your Move, Inc. The original agreement called for the Rolling Group to receive 800,000 shares. The agreement was amended for The Rolling Group to receive only 700,000 shares.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

The Issuer and DCP Ltd. have agreed to cancel or void the agreement where by the Issuer (Make Your Move, Inc.) acquired the common stock of DCP Ltd. The Issuer and DCP Ltd. Have elected to enter into agreement whereby the Issuer agrees that Henry Rolling will continue to manage DCP, Ltd. DCP, Ltd. Will supply games exclusively to Issuer. Issuer will purchase games from DCP, Ltd. and resell them to the general public. Issuer issues to the members of DCP, Ltd. 10,000 shares of the Issuer's stock for the future opportunity to integrate the games and products of DCP, Ltd. Into the technology owned by Issuer. DCP, Ltd. Agrees that when it is profitable and has adequate cash flow DCP, Ltd. Will pay reasonable value for the services provided by Issuer. All parties agree that DCP, Ltd. Is an affiliated company and that Issuer has no ownership interest in DCP, Ltd.

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On July 1, 2001 the  Issuer  acquired  100% of the  outstanding  stock of Allpaq
Technologies Corporation in exchange for 100,000 shares of the Issuer. The agreement has been amended by the parties to give the seller an additional 100,000 shares or a total of 200,000 shares. All other terms of the agreement remain the same.

ITEM 5.     Other Events

This Form 8-K12g-3 Amended is filed as an amendment to the Form 8-K12g-3 which was filed on July 12, 2001 announcing two June 30, 2001 acquisitions.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

           (a)    Financial statements of business acquired:
                  (1)      Not applicable

           (b)    Pro forma financial information:
                  (1)      Narrative of pro forma financial information.


                       MAKE YOUR MOVE, INC. AND SUBSIDIARY
                         PRO FORMA FINANCIAL INFORMATION

     On June 30, 2001 the Company acquired all of the issued and outstanding shares of common stock of Allpaq Technologies Corporation (Allpaq), a development stage Nevada corporation, in exchange for 2,000,000 shares of common stock of the Company valued at $300,000 or $.15 per share in a transaction accounted for under purchase accounting.

     The acquired company was formed on September 28, 2000, and has a fiscal year-end of September 30. Allpaq has had no operations since its inception and substantially all of its assets, consisting of mostly equipment, patents and in process research and development, were contributed to it by a related company.

     Because purchase accounting applied, and the acquisition was on June 30, 2001, there were minimal expenses in the consolidated statements of operations and cash flows as of that date. Since the acquired company is in the development stage also, there are no material pro forma adjustments applicable. Therefore, the following narrative explanation is submitted in lieu of pro forma condensed financial statements:


                               PRO FORMA NARRATIVE

Prior to the acquisition of Allpaq Technologies Corporation.

     The Company was a development stage company with no assets. It was totally dependent on its shareholders for all of its required operating expenses. It was management's intention, since inception, to either obtain a target company which could bring significant revenues and cash flows to the Company or achieve profitable operations otherwise.

Subsequent to the acquisition of Allpaq Technologies Corporation.

     Operations after the date of acquisition are limited to further research and development of the Company's acquired technologies, and the raising of additional sources of working capital..

Pro forma effect of combining the two companies had the transaction occurred at the beginning of the most recent fiscal periods- year ended September 30, 2000 and nine months ended June 30, 2001.

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     Had the two companies  been combined for the year ended  September 30, 2000 and for the nine months ended June 30, 2001, the pro forma effect would have been losses from operations during the development stage of approximately $550,000 for the year ended September 30, 2000 and $340,000 for the nine months ended June 30, 2001. The resulting pro forma loss per share would have been $.05, and $.03, respectively, based on 12,100,000 outstanding shares for both periods. The pro forma losses do not include any revenues, costs and expenses which might have been provided from operations had the Company been successful in producing, distributing and selling products from the recently purchased technology, or from management services provided to DCP, Ltd., a related company owned by the Company's president.

     Assuming the Company had approximately $300,000 of stockholders equity at the beginning of the preceding year, the Company would have had pro forma deficits in stockholders' equity of approximately $250,000 at September 30, 2000, and $590,000 at June 30, 2001.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                                                            MAKE YOUR MOVE, INC.
                                                                  (Registrant)


Dated:                                               By  /s/HENRY ROLLING
                                                          HENRY ROLLING
                                                          President



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